Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-250131) on Form S-8 of our report dated January 26, 2024, with respect to the statement of assets acquired and liabilities assumed of Silicon Valley Bridge Bank, N.A. by First-Citizens Bank & Trust Company, a wholly owned subsidiary of First Citizens BancShares, Inc.

/s/ KPMG LLP

Raleigh, North Carolina
January 26, 2024